Exhibit 8.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue
New York, NY 10166-0193
Tel 212.351.4000 gibsondunn.com

May 9, 2023

Vahanna Tech Edge Acquisition I Corp.

1230 Avenue of the Americas, 16th Floor

New York, NY 10020

Re: Material U.S. Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Vahanna Tech Edge Acquisition I Corp., a British Virgin Islands business company (“Vahanna”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated February 10, 2023 (the “Agreement”) by and among Vahanna, Vahanna Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Vahanna (“Merger Sub”), and Roadzen, Inc., a Delaware corporation.

You have requested our opinion concerning the discussion of the Deemed Domestication set forth in the section entitled “Material U.S. Federal Income Tax Considerations - U.S. Federal Income Taxation of U.S. Holders - The Deemed Domestication” and of the Domestication set forth in the section entitled “Material U.S. Federal Income Tax Considerations - U.S. Federal Income Taxation of U.S. Holders - The Domestication” in the Registration Statement (File No. 333-269747) of Vahanna on Form S-4 filed on February 13, 2023 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed (without any independent investigation) the Agreement, the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts, statements, covenants, representations and warranties contained in the Agreement and the Registration Statement, and have assumed that the proposed transaction will be consummated in accordance with the Agreement and without breach or waiver of any material provision thereof. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by Vahanna, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of Vahanna (the “Officer’s Certificate”) without regard to any qualification as to knowledge or belief. We have also assumed the authenticity of original documents submitted to us, the conformity to the originals of documents submitted to us as copies, and the due and valid execution and delivery of all such documents where due execution and delivery are a prerequisite to the effectiveness thereof, as well as the legal capacity of all natural persons, the genuineness of all signatures. We have assumed that such documents, certificates, and records are duly

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Vahanna Tech Edge Acquisition I Corp.

May 9, 2023

authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Based upon and subject to the foregoing, we confirm that the statements set forth in the Registration Statement under the headings “Material U.S. Federal Income Tax Considerations - U.S. Federal Income Taxation of U.S. Holders - The Deemed Domestication” and “Material U.S. Federal Income Tax Considerations - U.S. Federal Income Taxation of U.S. Holders - The Domestication,” insofar as they address the material U.S. federal income tax considerations for beneficial owners of Vahanna Class A Ordinary Shares and public warrants of the Deemed Domestication or the Domestication, as applicable, and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, and except to the extent stated otherwise therein, are our opinion, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations.” We express no opinion on the potential U.S. federal income tax consequences of the Deemed Domestication and the Domestication, in each case pursuant to Section 367 of the Code, or the passive foreign investment company rules.

Except as expressly set forth above, we express no other opinion. This opinion represents our best judgment regarding the application of U.S. federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Service or the courts, and there is no assurance that the Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Vahanna Tech Edge Acquisition I Corp.

May 9, 2023

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP